EXHIBIT 99.1

FIRST AMENDMENT TO LEASE AND AGREEMENT OF LEASE

THIS FIRST AMENDMENT TO LEASE AND AGREEMENT OF LEASE (this "First Amendment") is made and entered into as of December 22, 2005 (the "Effective Date") by and between TNCA, LLC, a Delaware limited liability company ("Landlord") and PEREGRINE PHARMACEUTICALS, INC., a Delaware corporation (successor-in-interest to Techniclone Corporation, a Delaware corporation) ("Tenant").

R  E  C  I  T  A  L  S:

A.    Landlord and Tenant entered into that certain Lease and Agreement of Lease dated as of December 24, 1998 (the "Lease").

B.    Pursuant to the Lease, Landlord leases to Tenant and Tenant leases from Landlord that certain office space containing approximately 47,771 rentable square feet (the "Premises") of those certain industrial and office warehouse buildings located at 14272 and 14282 Franklin Avenue, Tustin, California (collectively, the "Buildings").

C.    The parties now desire to amend the Lease to extend the Term of the Lease and modify various terms and provisions of the Lease, all as hereinafter provided.

A  G  R  E  E  M  E  N  T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Capitalized Terms. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2.    Extension of Lease Term. The Primary Term which is scheduled to expire on December 31, 2010 is hereby extended until December 31, 2017 (the "Revised Termination Date"). Such period commencing as of the Effective Date and ending on the Revised Termination Date shall be referred to herein as the "Revised Primary Term".

3.    Base Rent. During the Revised Primary Term, Tenant shall pay Base Rent to Landlord for the Premises in accordance with the following schedule:

Period of Revised Primary Term	Annual Base Rent	Monthly Base Rent
Effective Date-12/31/2006	$745,135.44	$62,094.62
1/1/2007-12/31/2008	$770,097.48	$64,174.79
1/1/2009-12/31/2010	$795,895.68	$66,324.64
1/1/2011-12/31/2012	$822,558.24	$68,546.52
1/1/2013-12/31/2014	$850,113.96	$70,842.83
1/1/2015-12/31/2016	$878,592.72	$73,216.06
1/1/2017-12/31/2017	$908,025.60	$75,668.80

4.    Options to Renew. Tenant shall continue to have the options to renew the Lease, as hereby amended, as provided in Section 2.1 of the Lease, except that (a) Tenant’s first (1st) option to extend the Revised Primary Term shall commence on the expiration of the Revised Primary Term and end on December 31, 2022 (such period commencing on January 1, 2018 and ending on December 31, 2022 herein referred to as the "1st Extended Term"); (b) the Base Rent payable by Tenant during the 1st Extended Term shall be as set forth in the following schedule:

Periods of 1st Extended Term	Annual Base Rent	Monthly Base Rent
1/1/2018-12/31/2018	$908,025.60	$75,668.80
1/1/2019-12/31/2020	$938,444.40	$78,203.70
1/1/2021-12/31/2022	$969,882.24	$80,823.52

(c) Tenant’s second (2nd) option to extend the 1st Extended Term shall commence on the expiration of the 1st Extended Term and end on December 31, 2027 (such period commencing on January 1, 2023 and ending on December 31, 2027 herein referred to as the "2nd Extended Term"); and (d) the Base Rent payable by Tenant during the 2nd Extended Term shall be as set forth in the following schedule:

Periods of 2nd Extended Term	Annual Base Rent	Monthly Base Rent
1/1/2023-12/31/2024	$1,002,373.32	$83,531.11
1/1/2025-12/31/2026	$1,035,952.80	$86,329.40
1/1/2027-12/31/2027	$1,070,657.16	$89,221.43

5.    Condition of Premises. Tenant is in possession of the Premises and accepts the same in its current "AS IS" condition without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements.

6.    Miscellaneous Deletions. Section 5.6 of the Lease and Exhibit “F” attached to the Lease are hereby deleted in their entirety.

7.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Cushman & Wakefield of California, Inc. (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to defend, indemnify and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than to the Broker, occurring by, through or in connection with the indemnifying party.

8.    Counterparts. This First Amendment may be executed in multiple facsimile counterparts, each of which is to be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

9.    No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be duly executed and delivered on the date shown below, their respective signatures to memorialize the agreement of the parties, as of the date first above written.

"Landlord"	TNCA, LLC. a Delaware limited liability company

	By:	TNCA Holdings, LLC, a Delaware limited liability company Its Manager

	By:	/s/ C. FREDERICK WEHBA II

Name: C. Frederick Wehba II Title: President

Executed Date: December 22, 2005

"Tenant"	PEREGRINE PHARMACEUTICALS, INC., a Delaware corporation (successor-in-interest to Techniclone Corporation, a Delaware corporation)

	By:	/s/ PAUL J. LYTLE

Name: Paul J. Lytle Title: Chief Financial Officer

Executed Date: December 22, 2005